Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Opens New Markets, Deploys First RIO Solar Powered Security System at Gulf Coast Jam

RAD’s Initial Entry into the Large Outdoor Event and Venue Marketplace

Detroit, Michigan, May 31, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has deployed a RIO solar powered security trailer at Gulf Coast Jam music festival which is being held June 1-4, 2023 in Panama City Beach, Florida.

This marks the Company’s first deployment of one of its security solutions within the event management industry. This sector is dedicated to creating and managing events that take place in outdoor settings, such as festivals, concerts, fairs, carnivals, and other similar gatherings. There are an estimated 800 outdoor music festivals held in the U.S. each year.

“This is another milestone for RAD and AITX,” said Steve Reinharz, CEO of AITX and RAD. “These temporary and portable events are a great market opportunity for advanced solutions like RIO which has been designed to be quickly and easily deployed, perform its security and safety duties, then move on to the next location.”

One of RAD’s largest authorized dealers, DSI Security Services, is providing security services at the popular country music festival. DSI had ordered the RIO device from RAD to assist in their delivery of advanced security services during the 4-day event.

“The success of Gulf Coast Jam’s security lies not only in the remarkable capabilities of RAD’s RIO but also in the tireless dedication and expertise of our security personnel,” said J. Kent Calhoun, PSP, ESS Manager at DSI Security Services. “United by a shared commitment to excellence, our security team has seamlessly integrated RIO into their operation, leveraging its cutting-edge features to amplify their vigilance and provide a secure environment for all festivalgoers.”

The Company noted that the RIO device has been deployed at the main and VIP entrances.

“We are more than happy to support DSI with a RIO at Gulf Coast Jam,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Power availability at outdoor events is often limited and scarce, presenting significant challenges for organizers and vendors. Plus, we’re excited to be able to showcase RIO to the nearly 80,000 attendees that are expected at this year’s festival.”

In recent years, the availability of solar-powered security devices such as RIO has emerged as a valuable solution to alleviate power scarcity at outdoor events. The utilization of solar panels and battery systems provides a sustainable and reliable source of energy, reducing the reliance on traditional generators and easing the strain on power resources. By harnessing the sun’s energy, RIO offers an environmentally friendly alternative, ensuring a greener and more sustainable approach to securing outdoor concerts while mitigating the challenges posed by limited power availability.

Gulf Coast Jam takes place in Panama City Beach, Florida from June 1-4, 2023. Listed by Billboard as one of “The 10 Best Country Music Festivals,” the Gulf Coast Jam Presented by Jim Beam is the largest music event in the southeast. Headliners include Kenny Chesney, HARDY, Miranda Lambert, and Kane Brown along with some 30 more artists playing during the festival.

DSI delivers superior security solutions including armed and unarmed officers, mobile patrols, and electronic security solutions. Now in its sixth decade, the company’s more than 5,400 security personnel provide their comprehensive security services through 28 offices spanning 33 states.

Sitting atop RIO, RAD’s solar-powered, portable trailer, is ROSA, the recipient of multiple industry awards and wide acclaim and for its ability to autonomously detect and deter instances of trespassing and other property intrusions without the need for manned guarding assistance.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz